FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 2010

REGISTRATION NO. 333-146489

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT ON FORM S-8

UNDER

THE SECURITIES ACT OF 1933

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160462

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146489

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-137022

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126679

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-110198

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-35816

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-80973

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49409

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

Louisiana	72-1395273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices, including zip code)

Eighth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan

1999 Stock Option Plan

Stock Option Agreements with Certain Employees

(Full title of the plans)

Ronald D. Mogel

Senior Vice President and Chief Financial Officer

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Name and address of agent for service)

(337) 896-6664

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of OMNI Energy Services Corp. (the “Company”):

File No. 333-160462, pertaining to the registration of 1,500,000 shares of common stock, $0.01 par value, of the Company (the “Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2009.

File No. 333-146489, pertaining to the registration of 1,500,000 shares of Common Stock, which was filed with the SEC on October 3, 2007.

File No. 333-137022, pertaining to the registration of 250,000 shares of Common Stock, which was filed with the SEC on August 31, 2006.

File No. 333-126679, pertaining to the registration of 1,000,000 shares of Common Stock, which was filed with the SEC on July 18, 2005.

File No. 333-110198, pertaining to the registration 833,333 shares of Common Stock, which was filed with the SEC on November 3, 2003.

File No. 333-35816, pertaining to the registration of 150,000 shares of Common Stock (50,000 shares following the Company’s July 2002 one-for-three reverse stock split), which was filed with the SEC on April 27, 2000.

File No. 333-80973, pertaining to the registration of 500,000 shares of Common Stock (166,667 shares following the Company’s July 2002 one-for-three reverse stock split), which was filed with the SEC on June 18, 1999.

File No. 333-49409, pertaining to the registration of 1,500,000 shares of Common Stock (500,000 shares following the Company’s July 2002 one-for-three reverse stock split), which was filed with the SEC on April 3, 1998.

On October 27, 2010, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 3, 20010, by and among Wellspring OMNI Holdings Corp (“Parent”), Wellspring OMNI Acquisition Corporation (“Acquisition”), and the Company, Acquisition was merged with and into the Company, with the Company surviving the merger (the “Merger”) as a subsidiary of Parent. The Merger Agreement also provided that at the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares, shares held by Parent or Acquisition and any of their subsidiaries, shares with respect to which dissenters rights are properly exercised under Louisiana law, and shares being contributed by certain Company directors to Parent or a subsidiary of Parent) would be automatically cancelled and converted into the right to receive $2.75 in cash, without interest. At the effective time of the Merger, the Merger Agreement also provided that each outstanding option to acquire shares of Common Stock of the Company, whether vested or unvested, would be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to the product of (x) the total number of shares of Company Common Stock subject to such option multiplied by (y) the excess, if any, of $2.75 over the exercise price per share of such option. At the effective time of the Merger, the Merger Agreement further provided that each outstanding unvested restricted share of Common Stock of the Company would be cancelled and converted into the right to receive $2.75 per share. The Merger became effective on October 27, 2010 following the filing of Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Louisiana.

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on the 27th day of October, 2010.

OMNI ENERGY SERVICES CORP.

By:	/s/ Ronald D. Mogel
Name:	Ronald D. Mogel
Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.

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